UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 16, 2010
Date of Report (date of Earliest Event Reported)

HEALTHMED SERVICES LTD.
(Exact name of Registrant as specified in charter)

NEVADA	333-152439	86-1006313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Oakmead, #210, Sunnyvale, CA 94085
(Address of principal executive offices and zip code)

(866) 428-5689
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 – REGULATION FD DISCLOSURE.

Healthmed Services, Ltd. (“Healthmed”) entered into an oral agreement with Team TFZR (“TFZR”) for the development of Healthmed’s Virtual Vantage software, and that agreement also provided for the neural communication software developed by TFZR.  Healthmed has paid to TFZR $600,000 for the development of that software, which is the total amount required to be paid pursuant to that agreement.

Healthmed has attempted to (i) document the provisions of that agreement in writing and (ii) obtain from TFZR documentation and information Healthmed requires to market that software; provided, however, in that regard, Healthmed and TFZR have not been able to resolve certain recently developed issues regarding the development of that software.  Specifically, TFZR now demands significant, additional consideration to provide Healthmed with that documentation and other information.  Although Healthmed and its attorneys believe that, although oral, that agreement with TFZR is valid, Healthmed will not be able to market that software until TFZR finalizes and delivers that documentation and other information, which TFZR refuses to do.

Healthmed, on the assumption that TFZR would perform its obligations required pursuant to the provisions of that agreement, in an effort to comply with the applicable provisions of Regulation FD, prepared and caused to be published what it believed to be accurate information regarding Healthmed’s acquisition of that software.

As it appears that TFZR will breach the provisions of that agreement, Healthmed is considering its options and remedies, which include the commencement of litigation against TFZR, its agents and representatives, and, possibly, prior management of Healthmed.  Additionally, Healthmed is, also, reviewing its options with respect to the acquisition of other software or similar property to utilize in the operation of its business.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHMED SERVICES LTD

Date: November 17, 2010	By:	/s/ William B. Morland
Name: William B. Morland
Title: President